Exhibit 99.1

Medivation Contacts:
Rick Bierly Chief Financial Officer (415) 543-3470	Anne Bowdidge Senior Director, Investor Relations (650) 218-6900

MEDIVATION REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Raises Full-Year 2015 Non-GAAP Collaboration Revenue Guidance

Second Quarter Non-GAAP Collaboration Revenue $174.8 Million (+114% vs. Prior Year);

Second Quarter Non-GAAP Net Income $48.7 Million, or $0.58 per Diluted Share

Second Quarter GAAP Collaboration Revenue $175.7 Million (+19% vs. Prior Year);

Second Quarter GAAP Net Income $25.8 Million, or $0.31 per Diluted Share

Conference Call Today at 4:30 p.m. Eastern Time

SAN FRANCISCO, CA – August 6, 2015 – Medivation, Inc. (NASDAQ: MDVN) today reported its financial results for the second quarter ended June 30, 2015. U.S. net sales of XTANDI® (enzalutamide) capsules, as reported by Astellas Pharma Inc., were $298.4 million for the quarter (+108% vs. prior year). Second quarter U.S. net sales increased by 33% compared with first quarter 2015 net sales of $224.0 million. We estimate second quarter 2015 unit demand increased by a low- to mid-teens percentage rate, compared with unit demand in the first quarter 2015. In addition, based on information provided by Astellas, a lower gross-to-net discount rate was applied to second quarter gross sales (compared with the first quarter rate), and a $2.8 million favorable adjustment was recorded in the second quarter by Astellas with respect to gross-to-net discount related to previous period gross sales.

Ex-U.S. net sales of XTANDI, as reported by Astellas, were approximately $188 million for the quarter (+121% vs. prior year). Second quarter ex-U.S. net sales increased by 42% compared with first quarter 2015 net sales of approximately $133 million. U.S. dollar equivalent net sales for the quarter ended June 30, 2015, were adversely affected by a strengthening U.S. dollar vs. other currencies by approximately $3 million, or 2% compared with net sales in the quarter ended March 31, 2015.

“XTANDI’s performance, in both the U.S. and outside the U.S., demonstrates continued traction toward becoming a foundation of therapy for the treatment of metastatic castration-resistant prostate cancer,” said David Hung, M.D., president and chief executive officer of Medivation. “Medivation will continue to pursue innovative programs that have the potential to make a meaningful impact in the quality of life of patients with serious disease.”

Medivation reported GAAP net income of $25.8 million, or $0.31 per diluted share, for the quarter ended June 30, 2015, compared with GAAP net income of $47.9 million, or $0.60 per diluted share, for the same period in 2014. Non-GAAP net income for the second quarter of 2015 was $48.7 million, or $0.58 per diluted share, compared with non-GAAP net income of $4.4 million, or $0.05 per diluted share, for the same period in 2014.

Medivation’s collaboration revenue for the second quarter of 2015 was $175.7 million on a GAAP basis compared with $148.1 million for the same period in 2014 (+19% vs. prior year). Non-GAAP collaboration revenue, which excludes collaboration revenue related to upfront and milestone payments, was $174.8 million for the second quarter compared with $81.9 million for the same period in 2014 (+114% vs. prior year).

Medivation’s collaboration revenue consists of three components: collaboration revenue related to U.S. XTANDI net sales, collaboration revenue related to ex-U.S. XTANDI net sales, and collaboration revenue related to upfront and milestone payments.

•	Medivation’s collaboration revenue related to U.S. net sales of XTANDI for the second quarter 2015 was $149.2 million compared with $71.9 million for the same period in 2014 (+108% vs. prior year).

•	Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI for the second quarter 2015 was $25.6 million compared with $10.0 million for the same period in 2014 (+156% vs. prior year).

•	Medivation’s collaboration revenue related to upfront and milestone payments for the second quarter 2015 was $0.8 million compared with $66.2 million for the same period in 2014 (-99% vs. prior year). In the three months ended June 30, 2014, Medivation earned $62.0 million of development milestone payments from Astellas. Upfront and milestone payments are excluded from non-GAAP collaboration revenue.

Operating expenses were $122.0 million for the quarter ended June 30, 2015 on a GAAP basis compared with $93.1 million for the same period in 2014. Non-GAAP operating expenses were $98.8 million for the quarter ended June 30, 2015 compared with $73.3 million for the same period in 2014.

Selling, general and administrative (SG&A) expenses for the second quarter of 2015 were $74.7 million on a GAAP basis compared with $52.8 million for the same period in 2014. Non-GAAP SG&A expenses for the second quarter of 2015 were $57.5 million, compared with $43.6 million for the same period in 2014. The increase in non-GAAP SG&A expenses primarily relates to higher sales, marketing, medical affairs, administrative expenses, and personnel-related costs (excluding stock-based compensation).

Research and development (R&D) expenses for the second quarter of 2015 were $47.3 million on a GAAP basis compared with $40.3 million for the same period in 2014. Non-GAAP R&D expenses for the second quarter of 2015 were $41.3 million, compared with $29.6 million for the same period in 2014. The increase in non-GAAP R&D expenses primarily relates to higher MDV9300 costs, certain pre-clinical expenses for other programs, and higher facilities and technology costs and personnel-related costs (excluding stock-based compensation).

At June 30, 2015, cash, cash equivalents, and short-term investments were $497.5 million, compared with $502.7 million at December 31, 2014. In the second quarter and in July 2015, respectively, Medivation utilized approximately $93 million and $168 million of its cash balances to redeem the remaining outstanding Convertible Notes.

Enzalutamide Development Program

•	Reported positive top-line results in April 2015 from the Phase 2 STRIVE trial comparing enzalutamide with bicalutamide in patients with non-metastatic or metastatic prostate cancer whose disease progressed despite treatment with a luteinizing hormone-releasing hormone (LHRH) analogue therapy or following surgical castration. Presented additional results in May 2015 from the Phase 2 STRIVE trial at the 2015 Annual Meeting of the American Urological Association.

•	Reported new data in June 2015 from a Phase 2 trial evaluating the investigational use of enzalutamide as a single agent for the treatment of advanced androgen receptor (AR) positive, triple-negative breast cancer at the 2015 American Society of Clinical Oncology Annual Meeting.

•	Enrolled first patient in TRUMPET (Treatment Registry for Outcomes in CRPC Patients), a prospective observational patient registry designed to better understand the unique needs and treatment patterns for patients with castration-resistant prostate cancer (CRPC).

•	In July 2015, the U.S. Food and Drug Administration (FDA) approved a label update for XTANDI based on an updated overall survival analysis of the Phase 3 PREVAIL trial.

•	Initiated start up activities for a Phase 2 study evaluating enzalutamide in hepatocellular carcinoma.

Corporate Developments

•	Issued a notice of redemption in June 2015 to redeem all of Medivation’s outstanding 2.625% Convertible Notes due 2017. In July, Medivation paid approximately $168 million in cash and issued 1.77 million common shares related to the redemption of the remaining outstanding Convertible Notes.

•	Appointed Andrew Powell as senior vice president, general counsel and corporate secretary. Mr. Powell brings to Medivation more than 25 years of leadership experience in the life sciences industry.

•	Announced a two-for-one stock split of Medivation’s common stock to be effected through a stock dividend. Shareholders of record as of August 13, 2015, will receive one additional share of Medivation common stock, par value $0.01, for each share they hold as of the record date. The share distribution is scheduled for September 15, 2015.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$421,150	$502,677
Short-term investments	76,357	—
Receivable from collaboration partner	197,157	184,737
Deferred income tax assets	9,533	21,987
Prepaid expenses and other current assets	18,640	12,264
Restricted cash	616	203

Total current assets	723,453	721,868
Property and equipment, net	44,291	41,161
Intangible assets	101,000	101,000
Deferred income tax assets, non-current	32,868	15,176
Restricted cash, net of current	12,723	11,562
Goodwill	10,000	10,000
Other non-current assets	6,355	10,852

Total assets	$930,690	$911,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$118,850	$106,128
Contingent consideration	10,000	10,000
Deferred revenue	565	2,822
Current portion of build-to-suit lease obligation	196	698
Current portion of Convertible Notes, net of unamortized discount of $18,650 and $1 at June 30, 2015 and December 31, 2014, respectively	149,098	4

Total current liabilities	278,709	119,652
Convertible Notes, net of unamortized discount of $— and $36,598 at June 30, 2015 and December 31, 2014, respectively	—	222,140
Contingent consideration	101,013	96,000
Build-to-suit lease obligation, excluding current portion	16,920	18,711
Other non-current liabilities	6,525	5,817

Total liabilities	403,167	462,320
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 340,000,000 and 170,000,000 shares authorized at June 30, 2015 and December 31, 2014, respectively; 79,860,733 and 78,117,227 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	799	781
Additional paid-in capital	561,759	506,227
Accumulated other comprehensive loss	(34)	—
Accumulated deficit	(35,001)	(57,709)

Total stockholders’ equity	527,523	449,299

Total liabilities and stockholders’ equity	$930,690	$911,619

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Collaboration revenue	$175,657	$148,090	$304,845	$235,279
Operating expenses:
Research and development expenses	47,294	40,344	91,970	86,263
Selling, general and administrative expenses	74,708	52,795	158,647	102,530

Total operating expenses	122,002	93,139	250,617	188,793

Income from operations	53,655	54,951	54,228	46,486
Other income (expense), net:
Loss on extinguishment of Convertible Notes	(7,868)	—	(7,871)	—
Interest expense	(5,309)	(5,336)	(10,917)	(10,566)
Interest income	30	8	41	17
Other, net	(82)	(93)	47	(131)

Total other income (expense), net	(13,229)	(5,421)	(18,700)	(10,680)

Income before income tax expense	40,426	49,530	35,528	35,806
Income tax expense	(14,600)	(1,611)	(12,820)	(1,552)

Net income	$25,826	$47,919	$22,708	$34,254

Basic net income per common share	$0.33	$0.63	$0.29	$0.45

Diluted net income per common share	$0.31	$0.60	$0.28	$0.43

Weighted average common shares used in the calculation of basic net income per common share	79,252	76,577	78,788	76,411

Weighted average common shares used in the calculation of diluted net income per common share	84,345	80,491	81,498	80,487

Full Year 2015 Financial Guidance

Medivation’s updated 2015 financial guidance is as follows:

Year Ending December 31, 2015
U.S. Net Sales of XTANDI	$1.14 to $1.18 billion(1) (previously $1.050 to $1.125 billion)
Non-GAAP Collaboration Revenue	$670 to $700 million(2) (previously $600 to $650 million)
Non-GAAP Operating Expenses	$410 to $450 million(3) (reaffirmed)
Non-GAAP R&D Expenses	$180 to $200 million(4) (reaffirmed)
Non-GAAP SG&A Expenses	$230 to $250 million(5) (reaffirmed)
Non-GAAP Other Expense	$2 million(6) (interest expense previously $5 million)
Non-GAAP Tax Rate(7)	36-37% (reaffirmed)

(1)	U.S. net sales of XTANDI, as reported by Astellas, are expected to range between $1.14 billion and $1.18 billion in 2015. This represents Medivation’s projection of U.S. net sales.
(2)	Non-GAAP collaboration revenue is expected to range between $670 and $700 million. This measure includes (i) Medivation’s 50% share of collaboration revenue that is related to U.S. net sales of XTANDI and (ii) Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI, in the form of a royalty payment earned from Astellas. Non-GAAP collaboration revenue excludes collaboration revenue of $2.8 million related to amortization of the upfront and milestone payments and up to $245 million of remaining sales milestone-related payments that we currently expect to recognize in 2015.
(3)	Non-GAAP operating expenses, net of cost-sharing payments to/from Astellas, are expected to range between $410 and $450 million. Non-GAAP operating expenses exclude non-cash, stock-based compensation expense, milestone-related payments to a third party associated with milestone revenues earned and excluded from non-GAAP collaboration revenues, and any change in fair value of contingent purchase consideration.
(4)	Non-GAAP R&D expenses excludes approximately $23 - $26 million of stock-based compensation expense and any change in fair value of contingent purchase consideration.
(5)	Non-GAAP SG&A expenses excludes approximately $30 - $33 million of stock-based compensation expense, potential payments of up to approximately $25 million, due to a third party associated with milestone revenues currently expected to be earned which are excluded from Non-GAAP collaboration revenues and any change in fair value of contingent purchase consideration.
(6)	Non-GAAP other expense is expected to be approximately $2 million and excludes the non-cash interest expense and loss on extinguishment of the Convertible Notes.
(7)	The 2015 GAAP and Non-GAAP tax rate is expected to be 36-37%, excluding any benefit for the federal R&D credit, which expired at December 31, 2014. The R&D credit, if renewed in 2015, would be expected to reduce such tax rate by 1-2%.

MEDIVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Collaboration revenue reconciliation:
GAAP collaboration revenue	$175,657	$148,090	$304,845	$235,279
Milestone-related payments from Astellas (a)	(846)	(66,232)	(2,257)	(85,465)

Non-GAAP collaboration revenue	$174,811	$81,858	$302,588	$149,814

Research and development expenses reconciliation:
GAAP research and development expenses	$47,294	$40,344	$91,970	$86,263
Stock-based compensation expense (b)	(6,109)	(4,503)	(11,920)	(8,625)
Contingent consideration (c)	70	—	(930)	—
Milestone-related payments to third party (d)	—	(6,200)	—	(7,700)
License payments to third party (d)	—	—	—	(12,000)

Non-GAAP research and development expenses	$41,255	$29,641	$79,120	$57,938

Selling, general, and administrative expenses reconciliation:
GAAP selling, general, and administrative expenses	$74,708	$52,795	$158,647	$102,530
Stock-based compensation expense (b)	(7,969)	(6,678)	(15,530)	(12,217)
Contingent consideration(c)	(1,083)	—	(4,083)	—
Milestone-related payments to third party (d)	(8,108)	(2,500)	(14,057)	(2,500)

Non-GAAP selling, general, and administrative expenses	$57,548	$43,617	$124,977	$87,813

Other expense (income), net reconciliation:
GAAP other expense (income), net	$13,229	$5,421	$18,700	$10,680
Non-cash interest expense (e)	(5,309)	(3,638)	(9,219)	(7,170)
Loss on extinguishment of convertible notes (f)	(7,868)	—	(7,871)	—

Non-GAAP other expense (income), net	$52	$1,783	$1,610	$3,510

Income tax expense reconciliation:
GAAP income tax expense	$14,600	$1,611	$12,820	$1,552
Change in valuation allowance (g)	—	16,088	—	11,310
Income tax effect on non-GAAP adjustments (g)	12,668	(15,293)	21,963	(12,664)

Non-GAAP income tax expense	$27,268	$2,406	$34,783	$198

Net income reconciliation:
GAAP net income	$25,826	$47,919	$22,708	$34,254
Milestone-related payments from Astellas (a)	(846)	(66,232)	(2,257)	(85,465)
Stock-based compensation expense (b)	14,078	11,181	27,450	20,842
Milestone-related payments to third party (d)	8,108	8,700	14,057	10,200
Contingent consideration (c)	1,013	—	5,013	—
License payments to third party (d)	—	—	—	12,000
Non-cash interest expense (e)	5,309	3,638	9,219	7,170
Loss on extinguishment of convertible notes (f)	7,868	—	7,871	—
Income tax adjustments (g)	(12,668)	(795)	(21,963)	1,354

Non-GAAP net income	$48,688	$4,411	$62,098	$355

Diluted net income per share reconciliation:
GAAP net income	$25,826	$47,919	$22,708	$34,254
Non-GAAP adjustments after-tax	22,862	(43,508)	39,390	(33,899)
Interest expense related to convertible notes, net of taxes (h)	—	—	1,098	—

Non-GAAP diluted net income	$48,688	$4,411	$63,196	$355

Non-GAAP diluted net income per share	$0.58	$0.05	$0.74	$0.00

Shares used in per share calculation (diluted):
GAAP shares used in per share calculation (diluted) (i)	84,345	80,491	81,498	80,487
Dilutive effect of potential common shares for Convertible Notes	—	—	3,720	—

Non-GAAP shares used in per share calculation (diluted) (i)	84,345	80,491	85,218	80,487

Non-GAAP adjustment summary:
Collaboration revenue	$(846)	$(66,232)	$(2,257)	$(85,465)
Research and development expenses	6,039	10,703	12,850	28,325
Selling, general and administrative expenses	17,160	9,178	33,670	14,717
Other expense (income), net	13,177	3,638	17,090	7,170

Total non-GAAP adjustments before tax	35,530	(42,713)	61,353	(35,253)
Income tax effect	(12,668)	(795)	(21,963)	1,354

Total non-GAAP adjustments after tax	$22,862	$(43,508)	$39,390	$(33,899)

(a)	Upfront and milestone payments from Astellas: Upfront and milestone payments are excluded from non-GAAP financial measures because they occur at irregular intervals and are not related to Medivation’s long term core business going forward; such exclusion allows for better representation of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.

(b)	Stock-based compensation expense: Stock-based compensation expense is excluded from non-GAAP financial measures because of the nature of this charge, varying available valuation methodologies, subjective assumptions and the variety of award types; such exclusion facilitates comparison of Medivation’s operating results to peer companies.
(c)	Contingent consideration: The effects of contingent consideration valuation are excluded from non-GAAP financial measures; because of the nature of this item, which is related to the change in fair value of the liability for contingent consideration related to Medivation’s License Agreement with CureTech, Inc.; such exclusion facilitates comparisons of Medivation’s operating results to peer companies.
(d)	Milestone-related payments to third party and other adjustments: These payments and adjustments are excluded from non-GAAP financial measures because they occur at irregular intervals and are not related to Medivation’s long term core business going forward; such exclusion allows for better representation of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.
(e)	Non-cash interest expense related to the Convertible Notes: The effects of non-cash interest expense related to the Convertible Notes are excluded from non-GAAP financial measures because this expense is non-cash expense; such exclusion facilitates comparison of Medivation’s cash operating results to peer companies and is reflective of how Medivation manages its business.
(f)	Loss on extinguishment of Convertible Notes: The effects of loss on extinguishment of Convertible Notes are excluded from non-GAAP financial measures because this expense is a non-cash charge; such exclusion facilitates comparison of Medivation’s cash operating results to peer companies and is reflective of how Medivation manages its business.
(g)	Income tax adjustments: Adjustments to income tax expense for non-GAAP financial measures consist of the income tax effect of the non-GAAP adjustments and changes in valuation allowance.
(h)	Interest expense related to convertible notes: For the six months ended June 30, 2015, cash interest expense is added back to non-GAAP net income for purposes of the non-GAAP diluted net income per share calculation.
(i)	Shares used in per share calculation (diluted): In periods in which Medivation reports a GAAP or non-GAAP net loss, all common stock equivalents are deemed anti-dilutive and basic and diluted shares are equal. In periods in which Medivation reports a GAAP or non-GAAP net income, the dilutive effect of common stock equivalents related to common stock issuable under Medivation’s equity incentive plan is included in the GAAP and non-GAAP net income per share calculation for that period.

In periods in which Medivation reports a GAAP or non-GAAP net income, the effect of contingently issuable shares are considered in the calculation of diluted net income per share. For the three and six months ended June 30, 2014, the effect of the Convertible Notes were excluded from the diluted net income per share calculation for both GAAP and non-GAAP purposes because their effect is anti-dilutive. For the three months ended June 30, 2015, Medivation included the effect of approximately 2.4 million contingently issuable shares related to the Convertible Notes in the diluted net income per share calculation for both GAAP and non-GAAP purposes. For the six months ended June 30, 2015, Medivation included the effect of approximately 3.7 million contingently issuable shares related to the Convertible Notes in the diluted net income per share calculation for non-GAAP purposes. The effect of the Convertible Notes is excluded from the diluted net income per share calculation for GAAP purposes for the six months ended June 30, 2015 because their effect is anti-dilutive.

Non-GAAP Financial Measures

To supplement Medivation’s financial results presented on a U.S. GAAP basis, Medivation uses certain non-GAAP financial measures as shown in the tables above. Medivation believes that these non-GAAP financial measures are helpful in understanding Medivation’s past financial performance and potential future financial results. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures, and they should be read in conjunction with Medivation’s consolidated financial statements prepared in accordance with U.S. GAAP. Medivation’s management uses these non-GAAP financial measures for planning, budgeting, forecasting and performance measurement, to assess historical operating performance and make financial and operational business decisions, and also to provide forecasts and financial guidance to investors on this basis. In addition, Medivation believes that the presentation of these non-GAAP financial measures is useful to investors because it enhances the ability of investors to compare Medivation’s financial results period over period and allows for greater transparency with respect to key financial metrics Medivation uses in making operating decisions, and also because Medivation’s investors and analysts regularly use them to model or track Medivation’s financial performance. Medivation believes that the non-GAAP financial measures provide investors with a meaningful understanding of its historical and potential future financial results because they exclude certain non-cash charges such as stock-based compensation which is substantially dependent on changes in the market price of Medivation’s common stock and the timing of equity awards, change in fair value of contingent purchase consideration and revenues and expenses that occur at irregular intervals, such as milestone payments earned from collaboration partners and related payments to licensors of technology, and non-cash interest and losses related to Convertible Notes. Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with Medivation’s results of operations as determined in accordance with U.S. GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. In addition, from time-to-time in the future there may be other items that Medivation may exclude for the purposes of its non-GAAP financial measures; likewise, Medivation may in the future cease to exclude items that Medivation has historically excluded for the purpose of Medivation’s non-GAAP financial measures. Medivation’s non-GAAP financial measures may not be comparable with non-GAAP financial measures provided by other companies.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on Medivation’s website for a limited time following the live event.

About Medivation, Inc.

Medivation, Inc. is a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com

Forward-Looking Statements

Certain of the statements in this press release, including those under the caption “Full Year 2015 Financial Guidance” are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected or included in Medivation’s guidance, including, without limitation: risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities; including with respect to MDV9300, Medivation’s dependence on the efforts of and funding by Astellas for the development, manufacturing and commercialization of XTANDI; the risk of unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its quarterly report on Form 10-Q for the quarter ended June 30, 2015, which is expected to be filed on August 6, 2015. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Enzalutamide Mechanism of Action

Enzalutamide is an androgen receptor inhibitor that acts on three different steps in the androgen receptor signaling pathway.

About XTANDI® (enzalutamide) capsules

XTANDI is approved by the U.S. Food and Drug Administration for the treatment of patients with metastatic castration-resistant prostate cancer.

Important Safety Information

Contraindications: XTANDI (enzalutamide) capsules can cause fetal harm when administered to a pregnant woman based on its mechanism of action and findings in animals. XTANDI is not indicated for use in women. XTANDI is contraindicated in women who are or may become pregnant.

Warnings and Precautions: In Study 1, conducted in patients with metastatic castration-resistant prostate cancer (CRPC) who previously received docetaxel, seizure occurred in 0.9% of patients who were treated with XTANDI and 0% treated with placebo. In Study 2, conducted in patients with chemotherapy-naïve metastatic CRPC, seizure occurred in 0.1% of patients who were treated with XTANDI and 0.1% treated with placebo. Patients experiencing a seizure were permanently discontinued from therapy and all seizure events resolved. There is no clinical trial experience re-administering XTANDI to patients who experienced a seizure, and limited clinical trial experience in patients with predisposing factors for seizure. Study 1 excluded the use of concomitant medications that may lower threshold, whereas Study 2 permitted the use of these medications. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity during which sudden loss of consciousness could cause serious harm to themselves or others. Permanently discontinue XTANDI in patients who develop a seizure during treatment.

Adverse Reactions: The most common adverse reactions (≥ 10%) reported from the two combined clinical trials that occurred more commonly (≥ 2% over placebo) in the XTANDI-treated patients were asthenia/fatigue, back pain, decreased appetite, constipation, arthralgia, diarrhea, hot flush, upper respiratory tract infection, peripheral edema, dyspnea, musculoskeletal pain, weight decreased, headache, hypertension, and dizziness/vertigo.

Other Adverse Reactions include:

•	Laboratory Abnormalities: In the two studies, Grade 1-4 neutropenia occurred in 15% of patients treated with XTANDI (1% Grade 3-4) and in 6% of patients treated with placebo (0.5% Grade 3-4). The incidence of Grade 1-4 thrombocytopenia was 6% of patients treated with XTANDI (0.3% Grade 3-4) and 5% of patients on placebo (0.5% Grade 3-4). Grade 1-4 elevations in ALT occurred in 10% of patients treated with XTANDI (0.2% Grade 3-4) and 16% of patients treated with placebo (0.2% Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of patients treated with XTANDI (0.1% Grade 3-4) and 2% of patients treated with placebo (no Grade 3-4).

•	Infections: In Study 1, 1% of XTANDI versus 0.3% of placebo patients and in Study 2, 1 patient in each treatment group (0.1%) had an infection resulting in death.

•	Falls: In the two studies, falls including fall-related injuries occurred in 9% of XTANDI patients vs 4% treated with placebo. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients and included non-pathologic fractures, joint injuries, and hematomas.

•	Hypertension: In the two studies, hypertension was reported in 11% of patients receiving XTANDI and 4% of patients receiving placebo. No patients experienced hypertensive crisis. Medical history of hypertension was balanced between arms. Hypertension led to study discontinuation in < 1% of XTANDI or placebo treated patients.

Drug Interactions:

•	Effect of Other Drugs on XTANDI - Administration of strong CYP2C8 inhibitors can increase the plasma exposure to XTANDI. Co-administration of XTANDI with strong CYP2C8 inhibitors should be avoided if possible. If co-administration of XTANDI cannot be avoided, reduce the dose of XTANDI. Co-administration of XTANDI with strong or moderate CYP3A4 and CYP2C8 inducers may alter the plasma exposure of XTANDI and should be avoided if possible.

•	Effect of XTANDI on Other Drugs -XTANDI is a strong CYP3A4 inducer and a moderate CYP2C9 and CYP2C19 inducer in humans. Avoid CYP3A4, CYP2C9 and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring.

For Full Prescribing Information for XTANDI (enzalutamide) capsules, please visit www.XtandiHCP.com/PI

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